Exhibit 15.2
Awareness Letter of Independent Registered Public Accounting Firm
August 5, 2015
Mercury General Corporation
Los Angeles, California

Re:	Registration Statement No. 333-62228, 333-01583, 333-125460, and 333-202204
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 5, 2015 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,
/s/ KPMG LLP
Los Angeles, California